UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Janus Investment Fund

(Exact Name of Registrant as Specified in Charter)

151 Detroit Street, Denver, Colorado 80206-4805

(Address of Principal Executive Offices)

303-333-3863

(Registrant’s Telephone No., including Area Code)

Michelle Rosenberg — 151 Detroit Street, Denver, Colorado 80206-4805

(Name and Address of Agent for Service)

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[ Janus Letterhead ]

December 15, 2016

Dear Valued Client,

As previously announced, Janus Capital Group Inc. (Janus), and Henderson Group plc (Henderson) have reached an agreement to merge as equals to create a leading global active asset manager.    The firms are well aligned in terms of strategy and business mix and we anticipate their complementary nature will facilitate a smooth integration.

The merger gives the combined organization a greatly diversified investment strategy lineup to better address a broader range of client needs. Due to the complementary nature of the strategies managed by Janus and Henderson, there are only a small number of products that are similar between the two firms. In certain instances, we are proposing changes to mutual funds and strategies, which we believe will create the strongest investment team and product offerings available to clients around the world.

As such, we are proposing that shareholders approve Henderson Investment Management Limited (HIML) as sub-adviser to Janus Global Real Estate Fund. If approved by shareholders, HIML would become sub-adviser following Janus’ merger with Henderson in the second quarter of 2017, pending all requisite approvals. HIML would be responsible for the day-to-day management of a portion of the investment operations of Janus Global Real Estate Fund subject to the general oversight of Janus Capital Management LLC (Janus Capital). Janus Capital would continue to be responsible for the day-to-day management of a portion of the investment operations of Janus Global Real Estate Fund. Upon approval, HIML’s Guy Barnard would manage European real estate / property equities, HIML’s Tim Gibson would manage Asia real estate / property equities, and Pat Brophy, the Fund’s current Portfolio Manager, would manage U.S. real estate / property equities for the Fund. Combining the team provides the most seasoned resources focused on Property Equities to best serve the objectives of the Fund. Biographies for the Managers can be found below.

We thank you for the trust you put in Janus. You can be assured that our priority is on investment execution and delivering the highest level of service.

Best regards,

/s/ Enrique Chang

Enrique Chang

President, Head of Investments, Janus Capital Group

Guy Barnard joined Henderson Global Investors in 2006 as an analyst with the Property Equities team. He subsequently became a Fund Manager in 2008, deputy head of Global Property Equities in 2012 and Co-head of Global Property Equities in 2014. He began his career within the Financial Control function at UBS where he spent a period of three years. Guy holds a First Class BSc (Hons) degree in Mathematics and Management from Loughborough University and is a CFA charterholder.

Tim Gibson joined Henderson in 2011 as Co-Head of Global Property Equities. Before joining Henderson, Tim was a European fund manager at AMP Capital Brookfield, responsible for portfolio construction and execution of an indirect real estate fund. Prior to this, Tim worked as an analyst for Morgan Stanley in their European Real Estate Investment Team, in London and Amsterdam, providing investment recommendations on property companies in the UK and Europe. Tim holds an MA (Hons) in Economics from St Andrews University, Scotland and received the Robert Trent Jones Scholarship to the University of Western Ontario, Canada.

Patrick Brophy is Portfolio Manager of the Janus Global Real Estate strategy. Prior to joining Janus as a portfolio manager in March 2005, he was a principal/partner at THK Associates, Inc., a Denver-based market economics and land-planning firm. His expertise is in economic analysis, real estate valuation, and property development and acquisition strategies. Mr. Brophy has completed numerous economic and feasibility studies for a wide range of residential, industrial, office, retail and golf/resort projects nationwide. For several years prior to joining Janus, he focused on strategic consultation for his clients – acquisition/deal structuring, financial/cash flow analysis, and financing structure and opportunities. In 2001, Mr. Brophy founded Colt Properties, LLC, a real estate investment company that remains active, focusing on acquisition and development opportunities in the retail, industrial, and multi-family sectors. Mr. Brophy received his bachelor of arts degree in history from Dartmouth College. Mr. Brophy has 26 years of financial industry experience.

Additional Information

In connection with the proposed transaction, the Fund plans to file with the SEC and mail to its shareholders a proxy statement on Schedule 14A (the “Proxy Statement”).

The Proxy Statement will contain important information about the Fund and the matters being submitted to shareholders. Fund shareholders are urged to read the Proxy Statement and other documents filed with the SEC carefully and in their entirety when they become available because these documents will contain important information about the Fund and the matters being submitted to shareholders. Shareholders should consider the investment objectives, risks, charges and expenses of the Fund carefully.

The Fund and its trustees, officers, other members of its management may be deemed to be participants in the solicitation of proxies in connection with the matters being submitted to shareholders. Information regarding the Fund’s trustees and officers is available in its currently effective prospectus and statement of additional information, as supplemented through the date hereof. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement when available.

This letter is not intended to solicit a proxy from any shareholder of the Fund. The solicitation of proxies will only be made pursuant to the final Proxy Statement. The Proxy Statement has yet to be filed with the Securities and Exchange Commission (“SEC”).

Shareholders may obtain free copies of the Proxy Statement and other documents (when they become available) filed with the SEC at the SEC’s web site at www.sec.gov. In addition, free copies of the Proxy Statement and other documents filed with the SEC may also be obtained after such documents become available by calling 1-877-335-2687 (or 1-800-525-3713 if you hold Class D Shares).